PRESS RELEASE

China BAK Battery Provides Business Update

Shenzhen, China - November 28, 2007 - China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in the world, as measured by production output, today provided a business update regarding results for the fourth quarter and the fiscal year ended September 30, 2007. China BAK expects to report its annual financial results with the Securities and Exchange Commission on Form 10-K on December 14, 2007. The financial results presented herein are preliminary, and it is possible that adjustments could be made before China BAK files its Form 10-K.

For the fourth quarter fiscal 2007 (FY07), BAK expects to report net revenues of approximately $43.8 million, down 5.1% from $46.1 million for the fourth quarter of fiscal 2006 (FY06), but up 48.5% from $29.5 million for the third quarter of FY07; gross profit of approximately $6.2 million, or 14.2% of revenues, down 47.5% from $11.8 million, or 25.6% of revenues, for the fourth quarter of FY06, but up 22.5% from $5.1 million, or 17.2% of revenues, for the third quarter of FY07; and net loss of approximately $0.8 million, as compared to net income of $4.7 million for the fourth quarter of FY06, and net loss of $2.7 million for the third quarter of FY07.

The sequential, quarter to quarter improvements are mostly attributed to higher revenues from aluminum case cells, while the reduction in gross profit and net income as compared to fourth quarter of FY06 is mostly due to a significant increase in the purchase cost of raw materials, especially lithium cobalt dioxide.

For fiscal 2007, BAK expects to report net revenues of approximately $145.9 million, up $2.1 million or 1.4% from $143.8 million for fiscal 2006; gross profit of approximately $25.6 million, or 17.6% of revenues, down 35.4% from $39.6 million for fiscal 2006; and net income of approximately $0.5 million, as compared to $20.2 million for fiscal 2006.

The year to year reduction in gross profit and net income is due to a significant increase in the purchase cost of raw materials, especially lithium cobalt dioxide, and significantly increased depreciation charges with the completion of two new production lines, which is a major and necessary part of China BAK’s continuous efforts in transitioning from the Chinese secondary market to the international OEM market.

“While we saw modest overall revenue improvement, margins continue to be impacted by high raw material, depreciation and overhead costs. We are continuing the strategy of increasing the application of alternative raw materials and raising selling prices in our new products. We have accumulatively made large capital investments in our cylindrical battery cell production line and OEM prismatic production line to attract new higher margin projects while we’re reducing production of some lower margin products. We also expect a higher yield in cylindrical and polymer battery cell manufacturing in the upcoming quarters after hiring several outstanding manufacturing engineers and management staff. We believe the changes initiated in our operations over the last several months have put us back on the right track, as operating performance improved in the fourth quarter of this year as compared to the third quarter," said Xiangqian Li, China BAK’s chief executive officer. "Management believes these changes are sustainable and further improvement can be achieved in our operations as we move into 2008."

For more detailed management discussion of the results for the fourth quarter and the fiscal year ended September 30, 2007, please attend China BAK’s conference call to be scheduled in early December 2007. The conference call dial in and webcast information and further information concerning BAK’s financial results shall be announced as soon as practicable.

About China BAK Battery Inc.

China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers, cordless power tools and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and personal digital assistants (or PDAs). China BAK's 1.9 million square feet facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK is the largest manufacturer of lithium-ion battery cells for China's cellular phone replacement battery market. More information about China BAK (Nasdaq: CBAK) is available at http://www.bak.com.cn.

Safe Harbor Statements

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as well as China BAK’s Quarterly Reports on Form 10-Q for FY07, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

Company Contact:
Tracy Li
Tel: 86-755-89770093
IR@bak.com.cn

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